Exhibit 99.1

QUALCOMM Incorporated	PRESS RELEASE

5775 Morehouse Drive
San Diego, CA 92121-1714
(858) 587-1121
www.qualcomm.com
     FOR IMMEDIATE RELEASE
QUALCOMM Contacts:
Christine Trimble, Corporate Communications
Phone: 1-858-651-3628
Email: corpcomm@qualcomm.com
or
Bill Davidson, Investor Relations
Phone: 1-858-658-4813
Email: ir@qualcomm.com

Flarion Contact:
Ronny Haraldsvik, Marketing
Phone: 1-831-648-1214
Email: ronny@flarion.com
QUALCOMM to Acquire Flarion Technologies
— Acquisition Strengthens Company’s OFDMA Portfolio for Customers —
SAN DIEGO — August 11, 2005 — QUALCOMM Incorporated (Nasdaq: QCOM), a leading developer and innovator of Code Division Multiple Access (CDMA) and other advanced wireless technologies, today announced that it will acquire Flarion Technologies, a pioneer and leading developer of Orthogonal Frequency Division Multiplex Access (OFDMA) technology and the inventor of FLASH-OFDM® technology for mobile broadband Internet protocol (IP) services. Flarion, with a world-class team and an expansive portfolio of OFDMA intellectual property, has worked closely with several operators worldwide in developing and demonstrating OFDMA technology and products. QUALCOMM will pay approximately $600 million, net of Flarion’s projected cash at closing, in QUALCOMM stock and cash, including the assumption of options and warrants at fair value. Upon the satisfaction of certain milestones over the next few years, QUALCOMM may also pay an additional $205 million in the form of cash and QUALCOMM stock. Completion of the acquisition, which is subject to regulatory approval and other customary closing conditions, is expected later this year.

“With this acquisition, QUALCOMM will be in a stronger position to support advanced development in both CDMA and OFDMA technologies,” said Dr. Paul E. Jacobs, CEO of QUALCOMM. “The combination of Flarion and QUALCOMM’s engineering resources greatly strengthens our position as a continued technology innovator and leader in the wireless industry. We believe CDMA will provide the most advanced, spectrally efficient wide area wireless networks for the foreseeable future, but with Flarion we can now more effectively support operators who prefer an OFDMA or hybrid OFDM/CDMA track for differentiating their services.”
“This combination with QUALCOMM is ideal for Flarion as QUALCOMM has a proven history of bringing the most advanced technologies to market for large-scale deployments,” said Ray Dolan, chairman and CEO of Flarion. “The Flarion team is excited about becoming part of QUALCOMM and working hand in hand to bring the best solutions to the industry.”
“The name QUALCOMM is synonymous with excellence,” said Rajiv Laroia, founder and CTO of Flarion. “Their CDMA wireless technology is the basis of every major international standard. Both companies value the importance of innovation in solving technical challenges to bring the right solutions to our customers. The two companies have very similar cultures and the combination of the two will be positioned very well with respect to both CDMA and OFDMA wireless technologies.”
“With the transition to third-generation CDMA wireless services well underway, CDMA2000 and WCDMA continue to experience substantial growth in markets around the world,” said Steve Altman, president of QUALCOMM. “The acquisition of Flarion establishes QUALCOMM as a preeminent developer of emerging OFDMA technologies, enhances our internal OFDMA developments and, when combined with our existing portfolio, results in our owning an industry-leading OFDMA intellectual property portfolio.”
QUALCOMM will continue to focus on raising throughput and lowering cost of 3G CDMA networks with advances in receive diversity, interference cancellation, multi-carrier and speech compression. The introduction of VoIP on data-optimized RF carriers and the integration of wireless LAN and multicast technologies, such as OFDM-based FLO™ (Forward Link Only) technology, provide increased opportunities for operators to deliver voice, data and wireless multimedia applications to their subscribers using various frequency bands and the air interface technologies best suited to the service offering. The addition of Flarion’s resources will further strengthen QUALCOMM’s position as a leader in designing and licensing OFDMA systems, components and products for operators interested in OFDMA.
Upon the closing of the transaction, of the $600 million, QUALCOMM estimates that it will issue stock with a value of approximately $267 million, assume existing Flarion options and warrants with a fair value of approximately $128 million, and pay approximately $205 million in cash, net of Flarion’s projected cash balance. In addition to the initial $600 million, upon the satisfaction of certain milestones prior to the eighth anniversary of the close of the transaction, QUALCOMM is expected to issue approximately $35 million of QUALCOMM stock (a portion of which may not be issued until certain assumed Flarion options and warrants are exercised) and to pay an additional $170 million of cash. QUALCOMM expects approximately $0.03 dilution to pro forma earnings per share in its fiscal year ending September 2006. Additionally, QUALCOMM expects one-time charges of approximately $10 million, principally related to in-process research and development, upon closing. The amounts above are estimates and are subject to change upon closing of the transaction and reaching the identified milestones.
Flarion was advised by Evercore Partners and QUALCOMM was advised by Morgan Stanley.
Headquartered in Bedminster, N.J., Flarion Technologies has developed and deployed FLASH-OFDM mobile broadband since 2000. Flarion’s product line consists of the RadioRouter® base station, FLASH-OFDM modems, embedded chipsets, and system software to create an end-to-end network for mobile operators (www.flarion.com).
QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on CDMA and other advanced technologies. Headquartered in San Diego, Calif., QUALCOMM is included in the

S&P 500 Index and is a 2005 FORTUNE 500® company traded on The Nasdaq Stock Market® under the ticker symbol QCOM.
Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties, including the Company’s ability to successfully design and have manufactured significant quantities of CDMA components on a timely and profitable basis, the extent and speed to which CDMA is deployed, change in economic conditions of the various markets the Company serves, as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended September 26, 2004, and most recent Form 10-Q.
In connection with the pending transaction, QUALCOMM will file with the SEC a Registration Statement on Form S-4 containing an Information Statement for the stockholders of Flarion. Flarion stockholders are urged to read the Registration Statement and the Information Statement when they are available, as well as all other relevant documents filed or to be filed with the SEC, because they contain important information about QUALCOMM, Flarion and the proposed transaction. The final Information Statement will be mailed to stockholders of Flarion after the Registration Statement is declared effective by the SEC. Flarion stockholders will be able to obtain the Registration Statement, the Information Statement and any other relevant filed documents for free at the SEC’s Web site (www.sec.gov). These documents can also be obtained for free from QUALCOMM’s Investor Relations department (email: ir@qualcomm.com or phone: 1-858-658-4813).
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QUALCOMM is a registered trademark of QUALCOMM Incorporated. FLO is a trademark of QUALCOMM Incorporated. FLASH-OFDM is a registered trademark of Flarion Technologies. CDMA2000 is a registered trademark of the Telecommunications Industry Association (TIA USA). All other trademarks are the property of their respective owners.